SLM Corporation

Medium Term Notes, Series B

With Maturities of 9 Months or More from Date of Issue

Registration No. 333-107132
Filed Pursuant to Rule 424(b)(3)
Pricing Supplement No. 606	Trade Date:	2/26/2007
(To Prospectus dated January 5, 2005 and Prospectus Supplement dated January 5, 2005)	Issue Date:	3/1/2007
The date of this Pricing Supplement is	2/26/2007

CUSIP	Stated Interest Rate Per 1 Annum	Maturity Date	Price to Public 2 3	Discounts & Commissions	Interest Payment		Survivor’s Option	Subject to Redemption		Aggregate Principal Amount	Net Proceeds	OID Status
					Frequency	First Payment		Yes/No	Date and terms of redemption
78490GAL1	N/A	03/15/2010	100%	0.450%	Quarterly 4	03/15/07	No	No		1,395,000	1,388,722.50	N

Floating Rate Index	Spread	Reset Period 4	Accrual Method	Maximum Interest Rate	Minimum Interest Rate
91 Day T-Bill	0.380%	Weekly	Actual/Actual (Payment Basis)	N/A	N/A

As of September 12, 2005 ABN AMRO Financial Services, Inc. changed its name to LaSalle Financial Services, Inc. Consequently, all references to “ABN AMRO Financial Services, Inc.” in the prospectus are amended to read “LaSalle Financial Services, Inc.”.

Effective June 30, 2005, Bear, Stearns & Co. Inc. was added as a selling agent under the SLM EdNotes program.

1	The interest rates on the Ed Notes may be changed by SLM Corporation from time to time, but any such change will not affect the interest rate on any Ed Notes offered prior to the effective date of the change.

2	Expressed as a percentage of aggregate principal amount.

3	See “Supplemental Plan of Distribution” in the Prospectus supplement for additional information concerning price to public and underwriting compensation.

4	On the Interest Reset Date, which is the day after the 3 month T Bill auction, the Calculation Agent will establish the new rate based on the BEY for the 3 month T Bill auction published in H.15 (http://www.publicdebt.treas.gov/of/ofrespr.htm).

In the event that the results of the 91 day Treasury Bill auction ceases to be published or reported, or that no auction is held in a particular week, then the rate in effect as a result of the last such report will remain in effect until such time, as the results of auctions of 91 day Treasury Bills will again be published.